UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                                                                                Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2022 (November 30, 2022)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 1.01         Entry into a Material Definitive Agreement.

Effective December 1, 2022, CytoDyn Inc. (the “Company”) entered into an amendment (the “Second Amendment”) to the Surety Bond Backstop Agreement, as previously amended on July 18, 2022 (the “First Amendment”), and initially entered into by the Company with David Fairbank Welch, both individually and in his capacity as trustee of a revocable trust, LRFA, LLC, a Delaware limited liability company, and certain other related parties (collectively, the “Indemnitors”), effective February 14, 2022. The Surety Bond Backstop Agreement, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Backstop Agreement.”

As previously reported in the Company’s Current Report on Form 8-K filed on February 18, 2022, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC, by, among other things, agreeing to indemnify the issuer of the Surety Bond with respect to the Company’s obligations under the Surety Bond. As previously reported in the Company’s Current Report on Form 8-K filed on July 25, 2022, the First Amendment provided, among other things, for the extension of the obligation of the Indemnitors to indemnify the Surety from August 13, 2022 to November 15, 2022.

The Second Amendment provides for the extension of the obligation of the Indemnitors to indemnify the Surety from November 15, 2022 to January 31, 2023; provided that the Company will relieve the Indemnitors of a minimum of $1,500,000 of cash collateral currently pledged by the Indemnitors in support of the Surety Bond by January 5, 2023, with the balance of the cash collateral ($5,000,000) to be relieved by January 31, 2023; and provided further that, if the balance of the cash collateral on January 31, 2023, has been reduced to $1,000,000 or less, the Company, in its sole discretion, may elect to require the Indemnitors to accept shares of common stock or warrants to purchase shares of common stock in exchange for the remaining balance.

The Second Amendment also provides, among other things, for: (i) the further reduction of the exercise price of the warrants to purchase a total of 30,000,000 shares of common stock issued under the original Backstop Agreement from $0.20 to $0.10 per share; (ii) the issuance to the Indemnitors of a fully exercisable new warrant to purchase 7,500,000 shares of common stock at an exercise price of $0.10 per share; and (iii) the issuance of a second warrant to the Indemnitors covering up to 7,500,000 shares of common stock with an exercise price of $0.10 per share. Except as provided in the Second Amendment, the terms of the warrants will be similar to the warrants issued under the original Backstop Agreement, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 17, 2022. The ultimate number of shares to be covered by the second warrant will be calculated on or before February 14, 2023, based on a formula relating to how quickly the Company relieves the balance of cash collateral pledged by the Indemnitors. The shares covered by the additional warrants are entitled to registration rights.

Following the execution of the Second Amendment, Dr. Welch is deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock. The foregoing description of the terms of the Second Amendment is qualified in its entirety by reference to the complete text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02         Unregistered Sales of Equity Securities.

On November 30, 2022, the Company concluded a private warrant exchange in which four accredited investors holding outstanding warrants to purchase a total of approximately 1.2 million shares of common stock with an original exercise price of $1.00 per share received a total of approximately 9.5 million shares of common stock upon exercise of the warrants, including approximately 8.4 million shares issued as an inducement for the exercise. Gross cash proceeds from the private warrant exchange totaled approximately $2.1 million. The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the sales of securities in the private warrant exchange.

Also, as disclosed in Item 1.01 of this Current Report on Form 8-K, on December 1, 2022, the Company agreed to issue to an accredited investor a fully exercisable warrant to purchase 7,500,000 shares of common stock at an exercise price of $0.10 per share. The warrant has a five-year term. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act for the issuance of the warrant in exchange for the consideration specified in the Second Amendment.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment dated December 1, 2022, to Surety Bond Backstop Agreement dated February 14, 2022, among the Company and certain parties named therein

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: December 6, 2022	By	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer

Exhibit 10.1

SECOND AMENDMENT TO SURETY BOND BACKSTOP AGREEMENT

This SECOND AMENDMENT TO SURETY BOND BACKSTOP AGREEMENT (this “Amendment”) is entered into as of December 1, 2022 (the “Effective Date”), to the Surety Bond Backstop Agreement effective February 14, 2022, and as previously amended on July 18, 2022 (the “Agreement”), and is by and among CytoDyn Inc., a Delaware corporation (“CytoDyn”), David Fairbank Welch, both individually and in his capacity as trustee of the David F. and Heidi A. Welch Revocable Trust, Heidi A. Welch, both individually and in her capacity as trustee of the David F. and Heidi A. Welch Revocable Trust, LRFA, LLC, a Delaware limited liability company (“LRFA” and, together with David F. Welch, Heidi A. Welch, each an “Indemnitor” and collectively the “Indemnitors”), and 4-Good Ventures LLC (“4-Good”), a Delaware limited liability company (“4-Good”). CytoDyn, Indemnitors and 4-Good are collectively referred to herein as the “Parties” or each, individually, as a “Party”.

RECITALS

WHEREAS the Parties wish to amend the Agreement, as well as the Warrants (as defined in the Agreement).

NOW, THEREFORE, in consideration of the consideration set forth in this Amendment and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement and the Warrants as specified below.

1.	Defined Terms. Terms used in this Amendment without definition shall have the meanings ascribed to them in the Agreement, as applicable.
2.	Extension of Term of Surety Bond Indemnity. Paragraph 6(b) of the Agreement is further amended and restated in its entirety as follows:

“(b) CytoDyn shall fully relieve the Indemnitors from the Surety Bond obligation not later than January 31, 2023, as follows:

(i)	on or before January 5, 2023, CytoDyn shall relieve Indemnitors of a minimum of $1,500,000 of cash collateral currently pledged by Indemnitors in support of the Surety Bond; and
(ii)

on or before January 31, 2023, CytoDyn shall relieve Indemnitors of the remainder of the cash collateral, $5,000,000, pledged by Indemnitors in support of the Surety Bond; provided, however, if on January 31, 2023, $1,000,000 or less of cash collateral remains outstanding, CytoDyn, at its sole discretion, can elect to have Indemnitors exchange the cash obligation for shares or warrants for the remaining balance.”

Page 1 – Amendment to Surety Bond Backstop Agreement – CytoDyn – Welch

3.

CytoDyn’s Paragraph 6(b)(ii) Option Regarding Indemnitors Purchase of Shares and/or Warrants. Provided that CytoDyn has complied in a timely fashion with its obligations under the amended Paragraph 6(b), and further provided that CytoDyn elects to exercise its option provided in the revised Paragraph 6(b)(ii) as outlined in Section 2 above, Indemnitors shall, on or before February 14, 2023, elect to:

(i)	purchase from CytoDyn shares with an aggregate fair market value on the date of such purchase of $1,000,000 (or less, as the amount may be determined);
(ii)	purchase warrants with an aggregate exercise price of $1,000,000 (or less, as the amount may be determined); and/or
(iii)	exercise Warrants with an aggregate exercise price of $1,000,000 (or less, as the amount may be determined).

The total of the $1,000,000 (or less, as the amount may be determined) shall be inclusive of an adjustment for an income tax true-up. The purchase price or aggregate exercise price, as the case may be, shall be paid in cash. Upon receipt of the consideration specified in this Section 3, CytoDyn shall obtain from Surety a full release of the Indemnitors’ obligations under the Surety Bond Indemnity.

For purposes of this Section 3, “fair market value” with respect to shares of CytoDyn shall mean the closing sale price of CytoDyn common stock as quoted on the OTCQB on the most recent date on which there was a sale of CytoDyn common stock prior to the date of purchase or exercise by Indemnitors.

4.	Amendments to Warrants. As consideration for the extension provided in Section 2 of this Amendment, CytoDyn hereby amends the pre-existing Warrants under the Agreement to provide as follows:
(a)	The Exercise Price of all 30 million shares covered by the Warrants shall be $0.10 per share.
5.	Award of Additional Warrants. As additional consideration for the extension provided in Section 2 of this Amendment, timely following the Effective Date, CytoDyn shall issue to Indemnitors:
(i)

a warrant for the purchase of seven million five hundred thousand (7,500,000) common shares of CytoDyn common stock at an exercise price of $0.10 per share (the “Extension Warrant”) with registration rights; and

2 – Second Amendment to Surety Bond Backstop Agreement – CytoDyn – Welch

(ii)

an additional warrant for the purchase of up to seven million five hundred thousand (7,500,000) common shares of CytoDyn common stock at an exercise price of $0.10 per share, with the exact amount to be determined (the “Optional Vesting Warrant”). Warrants issued under the Optional Vesting Warrant will be determined by how quickly CytoDyn is able to relieve Indemnitors of the Surety Bond obligation as provided in Paragraph 6(b)(ii). Warrants issued under the Optional Vesting Warrant will accrue based on the formula and hypothetical chart included in Schedule A hereto. The total warrants to be issued under the Optional Vesting Warrant will be calculated on or before February 14, 2023, and will include registration rights.

6.

Indemnity for Indemnitors. As additional consideration for the extension provided in Section 2 of this Amendment, and only in the event CytoDyn is unable to relieve Indemnitors of the Surety Bond obligation as contemplated by Section 2 above, CytoDyn agrees to indemnify Indemnitors for any fees incurred by Indemnitors as a result of legal action taken by the Surety against Indemnitors. For the purposes of this Section 6, legal action shall be limited to include legal proceedings relating to a collection effort initiated by the Surety, against the Indemnitors, as it relates to the Surety Bond obligation.

7.

Execution and Delivery of Additional Documents. Each of the Parties agrees to execute and deliver such other documents as one or more other Parties may request in order to carry out the transactions contemplated under the Agreement and this Amendment.

8.	General.
(a)	Captions. Any captions for the sections of this Amendment are for convenience only and do not control or affect the meaning or construction of any of the provisions of this Amendment.
(b)

Severability. If any term, condition, or provision of this Amendment, or any other document or instrument referred to in this Amendment, is held invalid for any reason, such offending term, condition, or provision shall be stricken therefrom, and the remainder of this Amendment shall not be affected thereby.

(c)

Negotiated Agreement. This Amendment is a negotiated agreement. In the event of any ambiguity in this Amendment, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Amendment.

(d)	Entire Agreement. Except as amended by this Second Amendment, all other provisions of the Agreement remain in full force and effect.
(e)	Applicable Law. This Amendment shall be governed by and construed under the laws of the State of Washington, without regard to principles of conflicts of law.

[Signature page follows]

3 – Second Amendment to Surety Bond Backstop Agreement – CytoDyn – Welch

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

CytoDyn Inc., a Delaware corporation

By:	/s/ Antonio Migliarese
Name:	Antonio Migliarese	David Fairbank Welch, both individually and in
Title:	CFO	his capacity as trustee of the David F. and
Heidi A. Welch Revocable Trust,
4-Good Ventures, LLC, a Delaware
limited liability company

By:	/s/ David F. Welch	Heidi A. Welch, both individually and in her
Name:	David F. Welch	capacity as trustee of the David F. and Heidi
Title:	President	A. Welch Revocable Trust

LRFA LLC, a Delaware limited liability
company

		By:	/s/ David F. Welch
		Name:	David F. Welch
		Title:	President

4 – Second Amendment to Surety Bond Backstop Agreement – CytoDyn – Welch

SCHEDULE A

Consistent with Section 5(ii) of the Second Amendment to Surety Bond Backstop Agreement, warrants under the Optional Vesting Warrant may accrue up to the number of warrants indicated on the specified date if the full $6,500,000 Surety Bond obligation remains outstanding on the specified date (column A); however, this amount will be adjusted based on the percentage of the $6,500,000 Surety Bond obligation which remains outstanding as of the specified date (column B).

For the avoidance of doubt, the chart below does not represent payment commitments or obligations and is included strictly for illustrative purposes.

	(A)				(B)	(C) = A x B
	Potential Warrants to Be Issued	Beginning Balance	Payment	Ending Balance	% of Original Balance Outstanding	Warrant Issued
12/6/2022	2,045,455	$6,500,000	—	6,500,000	100%	2,045,455
12/13/2022	681,818	$6,500,000	—	6,500,000	100%	681,818
12/20/2022	681,818	$6,500,000	(500,000)	6,000,000	92%	629,371
12/27/2022	681,818	$6,000,000	(500,000)	5,500,000	85%	576,923
1/3/2023	681,818	$5,500,000	(500,000)	5,000,000	77%	524,476
1/10/2023	681,818	$5,000,000	(1,000,000)	4,000,000	62%	419,580
1/17/2023	681,818	$4,000,000	(1,000,000)	3,000,000	46%	314,685
1/24/2023	681,818	$3,000,000	(1,000,000)	2,000,000	31%	209,790
1/31/2023	681,818	$2,000,000	(1,000,000)	1,000,000	15%	104,895
Total	7,500,000		(5,500,000)			5,506,993

(A) = # of potential warrant that can be issued if the balance is 100% ($6.5M) outstanding at specified date.

(B) = Current outstanding balance divided by original balance of $6.5M (% of current balance compared to originating balance) at specified date.

(C) = Actual total warrants issued calculated as the Potential Warrants to be Issued at specified multiplied by % of Originating Balance outstanding at specified date.

5 – Second Amendment to Surety Bond Backstop Agreement – CytoDyn – Welch